Exhibit 23.1

EisnerAmper LLP One Logan Square, Suite 3000 130 North 18th Street, Philadelphia, PA 19103-2757 T 215.881.8800 F 215.881.8801 www.eisneramper.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Leap Therapeutics, Inc. on Form S-8 to be filed on or about January 27, 2017 of our report dated June 22, 2016, except for Note 15, as to which the date is September 23, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisenerAmper LLP
Philadelphia, Pennsylvania
January 27, 2017